Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136450 and No. 333-92383) and Form S-8 (No. 333-144177, No. 333-124853, No. 333-119846, No. 333-105803, No. 333-61336 and No. 333-47768)  of Charles River Laboratories International, Inc. of our report dated February 23, 2009 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting for convertible debt instruments and noncontrolling interest in a subsidiary, described in Note 2 of the consolidated financial statements, as to which the date is August 4, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

August 4, 2009